Exhibit 4.54

FIRST AMENDMENT

FIRST AMENDMENT, dated as of November 14, 2012 (this "First Amendment"), to the Trade Receivables Purchase Agreement, dated as of October 17, 2011 (as amended, supplemented or otherwise modified from time to time, the "Purchase Agreement"), by and between Aegean Marine Petroleum S.A. (the "Seller") and Deutsche Bank AG, New York Branch, as purchaser (the "Purchaser") Unless otherwise defined herein, terms used herein shall have the meanings assigned thereto in the Purchase Agreement.

W I T N E S S E T H :

WHEREAS, the Seller has requested the extension of the Facility Termination Date for an additional period of one year; and

WHEREAS, the Purchaser is willing to agree to such extension only upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Seller and the Purchaser hereby agree as follows:

1.           Amendment to Section 1.1 of the Purchase Agreement.  Section 1.1 of the Purchase Agreement is hereby amended as follows by amending the definition of "Availability Termination Date" to read in its entirety as follows:

"Facility Termination Date" means the earliest of (i) October 17, 2013, and (ii) the date on which the Purchaser delivers to the Servicer a notice of termination as a result of a Termination Event in accordance herewith (or the date on which such termination becomes effective automatically pursuant to Section 7).

2.           Amendment to Section 2.4.  Section 2.4 is hereby amended by deleting the phrase "(the "Fee Letter") and adding the phrase "and the First Amendment to Fee Letter dated November 14, 2012 (collectively, the "Fee Letter")".

3.           Amendment to Section 3.1.  The first two sentences of Section 3.1 are hereby amended in its entirety to read as follows:

"The audited Consolidated balance sheets of the Guarantor and its Consolidated Subsidiaries as at December 31, 2011, and the related statements of income and of cash flows of the Guarantor for the fiscal year ended on such date, contained in its Annual Report on Form 20F filed with the SEC on April 13, 2012, present fairly in all material respects the consolidated financial condition of the Guarantor and its Consolidated Subsidiaries as at such date, and the Guarantor's Consolidated results of operations and cash flows for the respective fiscal years then ended.  The unaudited condensed Consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as at June 30, 2012, and the related statements of income and cash flows of the Guarantor for the fiscal quarter ended on such date, contained in its Quarterly

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Report on Form 6-K filed with the SEC on August 14, 2012, present fairly in all material respects the consolidated financial condition of the Guarantor and its Consolidated Subsidiaries as at such date, and the Guarantor's Consolidated results of operations and cash flows for the respective fiscal quarter then ended."

4.           Amendment to Section 3.2.  The reference in Section 3.2 to "December 31, 2010" shall be deemed to refer to "December 31, 2011".

5.           Representation and Warranties.  The Seller, as of the date hereof and after giving effect to the amendments contained herein, hereby confirms, reaffirms and restates the representations and warranties made by it in the Purchase Agreement, all as if made on the date hereof and hereby represents and warrants to the Purchaser that no incipient Termination Event or Termination Event has occurred and is continuing, either before or after giving effect to the terms hereof. . The Seller hereby represents and warrants to the Purchaser that the execution, delivery and performance of this First Amendment and any and all other agreements, documents and instruments executed and/or delivered in connection herewith have been duly authorized by all requisite action on the part of the Seller, constitute the legal, valid and binding obligation, enforceable against it in accordance with their terms and will not violate the Seller's organizational or governing documents. No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this First Amendment. This First Amendment has been duly executed and delivered on behalf of the Seller.

6.           Conditions to Effectiveness.  This First Amendment shall become effective on the date upon which the Purchaser has received (i) counterparts hereof and of the First Amendment to the Fee Letter, dated November 14, 2012, duly executed and delivered by the Seller, (ii) payment of the [any fees payable] of the Purchaser as contemplated by the Fee Letter, (iii) extension of the appointment of process agent for an additional period of 18 months beyond the current expiration of such appointment, (iv) the ratification of the Limited Guarantee by the Guarantor in form and substance satisfactory to the Purchaser, and (v) payment of fees and disbursements of counsel to the Purchaser incurred in connection herewith (the date on which the last of such conditions shall have been satisfied being "Effective Date"). The Purchaser shall inform the Seller of the occurrence of the Effective Date.

7.           Limited Effect.  The execution, delivery and effectiveness of this First Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Purchaser under the Purchase Agreement or any other Transaction Document, nor constitute a waiver of any provision of the Purchase Agreement or any other Transaction Document. Except as expressly amended, modified and supplemented herein, all of the provisions and covenants of the Purchase Agreement and the other Transaction Documents are and shall continue to remain in full force and effect in accordance with the terms thereof and are hereby in all respects ratified and confirmed.

8.           Governing Law; Counterparts.  (a) This First Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

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(b)           This First Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This First Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SELLER	AEGEAN MARINE PETROLEUM S.A. By /s/Sp. Gianniotis Name: Sp. Gianniotis Title: CFO

By __________________________ Name: Title:

PURCHASER	DEUTSCHE BANK AG, NEW YORK BRANCH By /s/John Padwater Name: John Padwater Title: Director

By /s/Rony Kort Name: Rony Kort Title: Associate

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Deutsche Bank
Deutsche Bank AG New York
60 Wall St., 25th Floor
New York NY 10005

November 14, 2012

Aegean Marine Petroleum S.A.
10. Akti Kondili
185 45 Piraeus
Greece
Attention: Spyros Gianniotis

Fee Letter Amendment

Reference is made to the Trade Receivables Purchase Agreement dated as of October 17, 2011 (the "Agreement") by and between Aegean Marine Petroleum S.A. (the "Seller") and Deutsche Bank AG, New York Branch, as purchaser (the "Purchaser") and the fee letter of the same date (the ''Fee Letter") between the Seller and the Purchaser. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Agreement.

Schedule A to the Fee Letter set forth for purposes of the Agreement for each Eligible Obligor (i) the Applicable Purchase Rate, (ii) the Applicable Margin, (iii) the Obligor Limit and (iv) and the Agreement Fee. As contemplated by the Fee Letter, such Schedule may be amended from time to time by agreement of the Seller and the Purchaser.

Following our discussions. the original Schedule A is hereby replaced in its entirety with the form of Schedule A attached to this Fee Letter Amendment.

This Fee Letter Amendment shall be governed by and construed in accordance with the law of the State of New York and the provisions of the Agreement shall apply to this Fee Letter Amendment, as well. This Fee Letter Amendment may be executed in any number of counterparts each of which shall be an original, and all of which. when taken together, shall constitute one agreement.

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Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed counterpart of this Fee Letter Amendment, whereupon the terms of this Fee Letter Amendment shall become binding upon each of the undersigned.

Very truly yours,

Deutsche Bank AG, New York Branch

/s/John Padwater	/s/Rony Kort
Name: John Padwater Title: Director	Name: Rony Kort Title: Associate

Agreed and Accepted: Aegean Marine Petroleum S.A. /s/Sp. Gianniotis
Name: Sp. Gianniotis Title: CFO

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Aegean Obligors
Schedule A
November 14, 2012

Eligible Obligor	New Gross Obligor Limit	Purchase Rate*	New Net Obligor Limit	Commitment Fee	Applicable Margin	Renewal Fee
Hanwa Co Ltd.	15,000,000	100%	15,000,000	0.55%	2.20%	7,500
A.P. Moller - Maersk A/S
The Maersk Company Ltd	13,000,000	100%	13,000,000	0.55%	2.00%	6,500
Maersk Supply Service A/S
ExxonMobil Marine Ltd.	6,000,000	100%	6,000,000	0.35%	1.75%	3,000
Petroleo Brasileiro S/A	4,000,000	100%	4,000,000	0.35%	2.00%	2,000
Petrobras Singapore Pte Ltd	4,000,000	95%	3,800,000	0.35%	2.00%	2,000
Oldendorff Carriers GmbH & Co. KG	4,000,000	100%	4,000,000	0.55%	2.45%	2,000
Marine Energy Arabia Co, LLC/World Fuel Services Trading DMCC	8,000,000	95%	7,600,000
World Fuel Services Europe Ltd.	15,000,000	95%	14,250,000
World Fuel Services (Singapore) Pte Ltd.	8,000,000	95%	7,600,000
World Fuel Services Americas, Inc.	8,000,000	95%	7,600,000
all World Fuel entities will be limited to:	34,000,000	95%	32,300,000	0.55%	2.20%	17,000
A/S Dan Bunkering Ltd.	5,333,333	90%	4,800,000	0.40%	2.05%	2,667
Petro Summit Pte Ltd	6,000,000	90%	5,400,000	0.55%	2.05%	3,000
MITSUI BULK SHIPPING EUROPE LTD (1)	2,000,000	90%	1,800,000	0.85%	2.35%	1,000
MITSUI & CO. PETROLEUM LTD	2,222,222	90%	2,000,000	0.35%	2.05%	1,111
Stolt Tankers BV and/or
Stolt Nielsen Singapore Pte (2)	2,777,778	90%	2,500,000	0.85%	2.45%	1,389
BW Maritime Pte Ltd.	3,000,000	100%	3,000,000	0.50%	2.45%	1,500
O.W. Bunker Middle East DMCC	6,000,000	95%	5,700,000
O.W. Bunker Spain S.L.	6,000,000	95%	5,700,000
O.W. Bunder UK Ltd.	3,000,000	95%	2,850,000
O.W. Bunker Germany GmbH		95%
O.W. Bunker Canary Islands SLU (LAS PALMAS)	12,000,000	95%	11,400,000
all O.W. Bunker entities will be limited to:	17,000,000	95%	16,150,000	0.55%	2.20%	8,500
SK Energy Europe Limited	1,000,000	95%	950,000	0.60%	2.50%	500
	$119,333,333		$114,700,000			$59,667

(1) subject to remaining a wholly-owned subsidary of Mitsui & Co. Ltd.
(2) subject to remaining wholly-owned subsidaries of Stolt-Nielson Ltd.

* Seller and Purchaser may mutually agree to a lower Purchase Rate from time to time on certain receivables.

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